UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2004

RSA Security Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25120	04-2916506
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

174 Middlesex Turnpike, Bedford, Massachusetts		01730
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 515-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

In November 2000, RSA Security Inc. formed Crosby Finance, LLC, a bankruptcy-remote, qualified special purpose entity, established specifically to securitize shares of VeriSign, Inc. common stock. RSA Security held a 99% interest in Crosby Finance, and Deutsche Bank AG held the remaining 1% interest. At December 30, 2004, Crosby Finance held 2,027,325 shares of VeriSign common stock and a variable delivery forward ("VDF") contract. Upon execution of the VDF contract in 2000, RSA Security recorded a gain for financial reporting purposes. RSA Security deferred this gain for tax purposes and recorded a $26.6 million deferred tax liability in 2000 to account for this deferral.

On December 30, 2004, RSA Security sold its 99% interest in Crosby Finance to Deutsche Bank AG for a purchase price of $20,273.25. As a result of this transaction, RSA Security will recognize for tax purposes in 2004 the $26.6 million deferred tax liability that was established in 2000. RSA Security plans to use net operating loss carry-forwards to mitigate this tax liability. RSA Security estimates that it will reduce its goodwill by approximately $12 million as a result of this transaction.

RSA Security does not expect that this transaction will have any effect on its 2004 operating results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSA Security Inc.

December 30, 2004	By:	/s/Jeffrey D. Glidden

Name: Jeffrey D. Glidden
Title: Senior Vice President, Finance and Operations, Chief Financial Officer and Treasurer